EXHIBIT 99.1

CONTACT:	Kent Griffin
Chief Financial Officer
(858) 485-9840
BIOMED REALTY TRUST AMENDS CREDIT FACILITIES TO REDUCE
BORROWING RATES AND INCREASE
REVOLVING CREDIT LINE TO $600 MILLION
SAN DIEGO, Calif. – August 6, 2007 – BioMed Realty Trust, Inc. (NYSE: BMR) today announced that it has amended its $250 million secured term loan facility and $500 million unsecured revolving line of credit, reducing the borrowing rates under the facilities and increasing the available borrowings under the revolving facility from $500 million to $600 million. The borrowing rate under the secured term loan was reduced by 60 basis points, which when combined with the interest rate swap agreement previously entered into by the company, provides an effective interest rate of 5.8% for the facility until the swap expires in 2010. The amendment also extends the term of the facility to August 1, 2012 and provides greater flexibility with respect to covenants.
In addition to increasing the available borrowings to $600 million, the amendment to the unsecured revolving credit facility extends the term to August 1, 2011, reduces the borrowing rate and provides greater flexibility with respect to covenants. In addition, BioMed may extend the maturity date of the revolving credit facility to August 1, 2012 and may increase the amount of the facility to $1.0 billion upon satisfying certain conditions.
“Working in partnership with KeyBank and our other lending partners, we were able to significantly lower the borrowing costs under our secured term loan, extend the maturity dates of both facilities and increase our overall covenant flexibility, while at the same time further increasing the borrowing capacity under our line of credit to accommodate our continued growth through acquisition, development and re-development of world-class properties,” said Alan Gold, President and Chief Executive Officer of BioMed Realty Trust. “We see this transaction as another example of the continued recognition by the lending community of BioMed’s business and financial strength and stability, even in the currently challenging lending environment.”
KeyBank National Association served as Administrative Agent and Lead Arranger for both facilities, while U.S. Bank National Association and Wachovia Bank, N.A. acted as Co-Syndication Agents and Societe Generale and LaSalle Bank National Association acted as Co-Documentation Agents.

About BioMed Realty Trust
BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry™. The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed Realty Trust owns or has interests in 67 properties, representing 101 buildings with approximately 8.4 million rentable square feet, as well as approximately 1.7 million square feet of development in progress. These properties are located predominantly in the major U.S. life science markets of Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey, which have well-established reputations as centers for scientific research. Additional information is available at www.biomedrealty.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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